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                                                                    EXHIBIT 99.6


                         MSH SUPERMARKETS HOLDING CORP.

May 29, 2006

Special Committee of
  the Board of Directors of
  Marsh Supermarkets, Inc.

Ladies and Gentlemen:

Reference is hereby made to our letter to you dated May 26, 2006, (the "May 26 Letter"). Capitalized terms used, but not otherwise defined, herein have the meaning ascribed to such terms in the May 26 Letter.

The May 26 Letter outlined many reasons why we do not believe that it is in Marsh's best interest to pursue a possible transaction with the Cardinal Group and waive the provisions of the Standstill Agreement. For ease of reference, we attach a copy of the May 26 Letter to this letter. Nevertheless, we expressed a willingness to consent to such a waiver on the following terms and conditions:

           (i) The Merger Agreement must be amended to provide that, in addition to the breakup fee provided for therein, we shall be entitled to recover all of our expenses in any circumstance where we are entitled to the breakup fee.

           (ii) The waiver would only survive for a period of three days as requested by the Cardinal Group. This is an imperative given the current financial position of Marsh, continued poor performance and unrelenting attacks on the Company from competitors.

           (iii) Any merger agreement entered into between Marsh and the Cardinal Group (including any Affiliate or designee) must provide that Marsh can and is waiving any and all standstill agreements with all parties. Further, the Cardinal Group's proposal that it will reimburse Marsh for the payment of our breakup fee one day after the signing of a merger agreement may not be modified.

           (iv) Other than the reimbursement for the payment of our breakup fee, the Cardinal Group must not be entitled to any further breakup fees or expenses from the Company. We want the shareholders to be the sole beneficiary of any increase in purchase price and not be diluted by the payment of multiple breakup fees.

We understand from your counsel that our terms, as presented, were not acceptable to the Board and the Special Committee and that a counter proposal was made (the "Counterproposal"). Pursuant to the Counterproposal, a cap was imposed on item (i), items (ii) and (iv) were rejected in their entirety and all of item (iii) was rejected except that you would be willing to waive the standstill in respect of us or you would be willing to waive the standstill agreements of all parties


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immediately. You were not willing to subject the Cardinal Group's proposal to the same risks that you are trying to force upon us (i.e., reopening the entire auction process). We fail to see how the Counterproposal is in the best interests of the Marsh shareholders or is equitable to us. We are therefore rejecting the Counterproposal and are withholding our consent to the waiver.

We also understand that your counsel has now taken the position that our consent may not in fact be required. For the reasons outlined in the May 26 letter, we completely disagree with that assertion. Most notably, you expressly requested that we eliminate the provision requiring our consent in such situations, which we rejected. To assert otherwise would be bad faith.

In any event, it is our view that it would be a breach of our Merger Agreement for you to engage in any dialogue with the Cardinal Group concerning their proposal and we are once again demanding that that you take such actions as are necessary to prevent the Cardinal Group from continuing to violate their Standstill Agreement.

There is little likelihood that the Cardinal Group can deliver the value they are dangling before you and instead all they will accomplish is to put Marsh's performance and our Merger Agreement at further risk. Because they performed limited due diligence during the auction phase, the Cardinal Group proposal does not take into account certain non-publicly disclosed liabilities of Marsh which we confirmed by our extensive due diligence (as required by your own rules) and which were not refuted by your financial advisors. These additional liabilities will have a significant negative impact on the share value expressed in the Cardinal Group's proposal. It is also clear to us, through the real estate advisors we engaged and the numerous lenders we have approached, that the real estate appraisals grossly overstate the value of Marsh's assets and that leverage against these assets would be far below expectations generated by those appraisals. Once the Cardinal Group realizes the existence of the additional liabilities of Marsh and the true value of the real estate, the value expressed in their proposal will inevitably decline and Marsh will have been irreparably harmed in the process as a result of the delay, distraction and public uncertainty they will have created, putting our own transaction at risk. This is an unacceptable proposition for us and it should be for you and the shareholders.

The Cardinal Group has had ample time to sign a merger agreement with Marsh prior to Marsh agreeing to enter the Merger Agreement. As you well know, Marsh hired Merrill Lynch, one of the worlds leading M&A advisors, on October 20, 2005 and publicly announced that it was exploring strategic alternatives on November 28, 2005. We believe the Cardinal Group submitted its first indication of interest as long ago as the end of December, 2005. Furthermore, the Cardinal Group has proven themselves to be unreliable as, to our knowledge, they had submitted multiple conditional indications of interest since December with various and wide ranges of purchase prices and, notwithstanding Marsh's request for them to do so, the Cardinal Group, was unable to commit to a per share price at a critical time in the auction.

Most importantly, we note that the Cardinal Group has requested only a "few days" before it would be prepared to execute a merger agreement, but that the counter proposal to us would provide an open-ended time frame. This is simply unacceptable and completely contrary to the request by the Cardinal Group itself, the intent of the Merger Agreement and the interests of Marsh shareholders. The Company has been experiencing dramatic declines in same store sales


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in its core supermarket franchise. We attribute this precipitous decline to the distraction of management through a long sale process, turnover of management and raiding of employees and competitive attacks in terms of promotional advertising and negative press. In the process, it has become clear to us that the management and employees of Marsh are seriously demoralized. For this reason, we held a "town hall meeting" to explain our firm to employees and found that the employees are excited about our ownership of the Company. We note also that since the announcement of the transaction, the press about the Company changed from negative to overwhelmingly positive, particularly regarding Sun's track record. We fear that continued distraction that would result from an open-ended time frame would irreparably harm the Company and put at risk the completion of any transaction.


It is also important to note that the Cardinal Group itself does not have a track record of turning around troubled companies or even operating companies. Cardinal Paragon, Inc. is active in real estate investments (triple-net leases, to be exact). Drawbridge Special Opportunities Advisors LLC, in their own public website, states that they invest in "asset backed transactions, loan originations and corporate securities". Neither would be credible owners of Marsh to its trade creditors or employees, thereby putting Marsh at unacceptable operating risk with an open-ended time frame, and neither operates companies as a fundamental focus of its business. The Cardinal Group had ample time during the process and failed to dedicate the appropriate resources and expense to deliver an offer with full diligence. Therefore, given their past performance, their real estate focus and the potential harm to Marsh of an extended process, it is not reasonable or prudent to not limit the time they are given.

We believe the Board and Special Committee should also be concerned of the potential consequences of a failed transaction. As noted in your draft proxy, the price per share that we have agreed to pay represents a premium of 18.0% and 21.7% above the average closing price of Marsh Class A common stock and Class B common stock, respectively, for the six months prior to public announcement of the letter of intent and a nearly 100% premium to the 52-week low of January 31, 2006. During this six month period, the Marsh stock price had declined significantly from historical levels, reflecting, we believe, uncertainty regarding the sales process, uncertainty regarding Marsh's financial condition and the continued difficult competitive environment. We suspect that if Marsh fails to complete a transaction its stock price will decline at least to these recent lower levels.

We would also like to reiterate that any press release issued regarding the Cardinal Group's proposal must also include our responses so that such press release does not mislead the shareholders and the public concerning the relative positions of the parties. Further, we believe that the proxy presents a better forum for disseminating this information than a press release.

As always, we would be happy to discuss this matter further with you or your representatives. Specifically, we would like to have the opportunity to have our principals meet with the Special Committee to present our views and would be happy to travel to Indianapolis as soon as possible to have such a meeting. We continue to enjoy a good working relationship with management and we look forward to working together to bringing our transaction to a successful conclusion.



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Very truly yours,

MSH Supermarkets Holding Corp.


By:    /s/  Gary M. Talarico
    --------------------------------
Title:  Vice President





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